UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2 to

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMERICAN NOBLE GAS INC

(Exact Name of Registrant as Specified in its Charter)

Nevada	20-3126427
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

15612 College Blvd. Lenexa, Kansas	66219
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A Offering Statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
—	—

EXPLANATORY NOTE

On December 7, 2021, American Noble Gas, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, American Noble Gas Inc, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of December 7, 2021 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). On December 7, 2021, the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of a majority of the outstanding shares of the Predecessor Registrant’s common stock, par value, $0.0001 per share (the “Predecessor Common Stock”), and/or Series A Convertible Preferred Stock, par value $0.0001 per share (the “Predecessor Series A Preferred Stock”), on an as-converted to Predecessor Common Stock basis, by written consent in lieu of a special meeting of stockholders, in accordance with the Delaware General Corporation Law (“DGCL”). Unless the context otherwise requires, the term “Company” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Predecessor Common Stock automatically converted into one share of common stock, par value $0.0001 per share, of the Registrant (the “Registrant Common Stock’).

In accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of Registrant Common Stock were deemed to be registered under Section 12(g) of the Exchange Act as the successor to the Predecessor Registrant. The Registrant, as successor to the Predecessor Registrant hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of Registrant Common Stock continue to be quoted on the OTCQB tier operated by the OTC Markets Group Inc. under the symbol “IFNY”.

Item 1. Description of Registrant’s Securities to be Registered

The Registrant hereby incorporates by reference the description of the Registrant Common Stock filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2021.

Item 2. Exhibits

The following exhibits to this registration statement on Form 8-A are incorporated by reference from the documents specified which have been filed with the SEC or included herewith.

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of December 7, 2021*
Exhibit 3.1	Articles of Incorporation filed with the Secretary of State of State of Nevada on November 23, 2021*
Exhibit 3.2	Bylaws*
Exhibit 3.3	Certificate of Merger filed with the Secretary of State of the State of Delaware on December 7, 2021*
Exhibit 3.4	Articles of Merger filed with the Secretary of State of the State of Nevada on December 7, 2021*
Exhibit 4.1	Description of Company Common Stock*

* Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2021.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 13, 2021	AMERICAN NOBLE GAS INC

	By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	Chairman, President and Chief Executive Officer